Exhibit 99.1

Press Release March 24, 2022

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Announces Leadership Appointments

FORT WAYNE, INDIANA, March 24, 2022 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced the transition of Miguel Alvarez to lead the company’s North American Metals Recycling platform effective March 31, 2022, which will proceed the July 2022 retirement of Russell B. Rinn, the company’s Executive Vice President of Metals Recycling since July 2011. Mr. Rinn will remain a valuable resource to the company in a consulting role until his retirement, continuing to report to the company’s Chief Executive Officer. The company is also promoting James Anderson from his current position as Vice President of the company’s steel fabrication operations to a Senior Vice President retaining the same responsibilities, also effective March 31, 2022.

“Since joining Steel Dynamics over ten years ago, Russ has played a key role as part of our senior leadership team, and has been instrumental in our metals recycling strategy,” said Mark. D. Millett, Chairman, President, and Chief Executive Officer. “Russ came to us with an already impressive resume within the steel industry, with over 30 years of leadership. I, along with our board of directors and the entire senior leadership team, recognize and appreciate his contributions to Steel Dynamics and our success. During his tenure, Russ contributed to the overall leadership of our company, and also further optimized and rationalized our recycling operations, including our strategic recycling growth in Mexico. We wish Russ the very best with his next endeavors within retirement.

“I am pleased that our ongoing succession process has provided an outstanding individual to fill Russ’ role,” continued Millett. “Miguel joined Steel Dynamics in 2019 in a new role as our Senior Vice President, Southwest U.S. and Mexico to support our steel and metals recycling growth strategy in that region. In this role, he has gained considerable knowledge of our metals recycling operations and will help us further grow and optimize this platform, as our new Senior Vice President of Metals Recycling. Prior to joining Steel Dynamics, Miguel served in various leadership roles within the steel industry since 2009.

“Additionally, I congratulate Jim in his promotion to a Senior Vice President in recognition of his contribution to the company’s overall leadership and growth in our fabrication platform, since taking primary responsibility for our steel fabrication operations in 2019.

“As we look forward, we see meaningful opportunity for Steel Dynamics, our customers, our teams, our communities, and our shareholders. We are excited to continue successfully executing our strategic growth plans with sustainable value creation,” concluded Millett.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

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